Exhibit 10.4

THIS NOTE AND THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

Amended and Revised Convertible Promissory Note
For
Services Rendered
By
Presence/Dynamic Presence Marketing Companies on behalf of OmniPresence Holdings, LLC
To
Cell-nique Corporation

CONVERTIBLE PROMISSORY NOTE

Grid Note	Date of Issuance: June 1st, 2011

Cell-nique Corporation, a Delaware corporation (the "Company"), for value received hereby promises to pay to OmniPresence Holdings, LLC, an Illinois limited liability company ("OmniPresence"), or his registered assigns (the "Holder") for services rendered through its affiliate Presence/Dynamic Presence Marketing Companies (collectively "Presence") which shall represent Cell-nique Corporation (the "Company") as the Company's sales broker (the "Broker") in the natural foods class of trade throughout the United States. The parties have entered into an amended and revised Brokerage Agreement dated June 1st, 2011 that will fully describe the services and engagement provided by Presence on behalf of the Company and its brands. Compensation earned by Presence Brokerage Agreement shall accrue monthly to Holder's the outstanding balance of the Convertible Promissory Note hereof subject to default under the Brokerage Agreement.

The principal sum shall be updated from time-time on attached Exhibit A Grid to the extent that the value of the services provided by Presence or if partial convention such lesser amount as shall equal the then outstanding principal amount hereof including accrued and unpaid interest on such outstanding principal amount at the rate of zero percent (0%) per annum, as set forth below, on the date forty-eight months (48) months after the date of this Note, written above ("Maturity"). Payment for all amounts due hereunder shall be made by wire transfer in accordance with the Holder's instructions.

The following is a statement of the rights of the Holder and the conditions to which this Note is subject, and to which the Holder, by the acceptance of this Note, agrees:

1. Payment of Principal and Interest.

(a) Payment in Full on Maturity. Unless this Note is sooner prepaid or converted pursuant to Section 3 hereof or sooner becomes due and payable under Section 2 hereof, all outstanding principal of and accrued but unpaid interest on this Note shall be paid in full on Maturity.

(b) Interest. Interest shall accrue on the outstanding principal amount of this Note, at the rate of Zero percent (0%) per annum (the "Coupon Rate") computed on the basis of a 360-day year (twelve thirty-day months), from the date such principal amount is advanced to the Company until the earlier of (i) the payment in full of all outstanding principal of and accrued interest on this Note, or (ii) the conversion of this Note into capital stock of the Company pursuant to Section 3 hereof. All payments made under this Note shall be applied first against accrued but unpaid interest and second against the outstanding principal balance hereof.

2. Events of Default. If one or more of the following events (each an "Event of Default") shall occur:

(a) the Company shall fail to pay in full any principal, accrued interest or other amounts due to Holder under this Note when due;

(b) the Company shall default in the performance of or compliance with any covenant, agreement or other obligation of the Company contained in this Note that is not remedied, waived or cured within fifteen (15) days following such default in performance or noncompliance;

(c) any representation or warranty of the Company contained herein shall prove to have been false or incorrect in any material respect as of the date of this Note;

(d) the Company shall default (as principal, guarantor or other surety) in the payment of any principal of, premium (if any) or interest on any indebtedness for borrowed money to any other party, or shall default in the performance of or compliance with any other obligation contained in the documentation evidencing or securing any such other indebtedness, and in connection with such default such indebtedness becomes due and payable prior to the date it would otherwise become due and payable, or the Company shall fail to pay such indebtedness at its stated maturity;

(e) other than on terms approved beforehand by the Holder, the Company shall institute proceedings to be adjudicated as bankrupt or insolvent, or shall consent to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under Title XI of the United States Code, or any other applicable federal or state law, or shall consent to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or of any substantial part of its property, or shall make an assignment for the benefit of creditors, or shall take corporate action in furtherance of any such action;

(f) within thirty (30) days after the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution, or similar relief under any present or future statute, law, or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or the stay of any such order or proceeding shall thereafter be set aside, or within thirty (30) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company, such appointment shall not have been vacated;

(g) entry of a final judgment in excess of $2,000,000 (excluding insured portions) against the Company or for which the Company is otherwise responsible that is not stayed, bonded or discharged within thirty (30) days;

(h) any plan of liquidation or dissolution or winding up is adopted by the Company's board of directors or shareholders or the Company is involuntarily dissolved or otherwise wound up; or

(i) there shall occur, or the Company shall enter into any agreement providing for, a Change of Control (as defined below) of the Company; the term "Change of Control" shall mean any transaction or series of related transactions (including without limitation any reorganization, merger, consolidation, sale of assets or sale of stock) that will result in (i) the sale of all or substantially all of the assets of the Company, (ii) a change in ownership of 80% or more of the Company's then outstanding capital stock, in one or a series of transactions occurring within a period of six (6) months, other than any such change of ownership resulting from the sale by the Company of its securities in connection with one or more financing transactions, or (iii) a consolidation or merger of the Company with or into any other corporation or corporations (or other corporate reorganization) immediately after which the shareholders of the Company hold less than fifty percent (50%) of the voting power of the surviving corporation;

then, upon the occurrence of any Event of Default described in paragraph (a), (d), (e), (f), (h) or (i) above, all outstanding principal of this Note and all accrued but unpaid interest thereon shall be accelerated automatically, without any further action by any party, and shall become immediately due and payable notwithstanding any other provision of this Note, without presentment, demand, protest, notice of protest or other notice of dishonor of any kind, all of which are hereby expressly waived by the Company; and upon the occurrence of any other Event of Default described in the other paragraphs above, Holder may, at Holder's option exercisable at any time thereafter, by notice to the Company in writing, accelerate this Note and declare the entire outstanding principal balance of this Note and all accrued but unpaid interest thereon immediately due and payable, without presentment, demand, protest, notice of protest or other notice of dishonor of any kind, all of which are hereby expressly waived by the Company. At any time following any such acceleration as provided in the preceding sentence, Holder may at its option convert this Note in whole or in part into shares of New Preferred (as defined in Section 3(b) below) at the Default Conversion Price by written notice to the Company. Holder may enforce its rights under this Note and otherwise at law or in equity or both, all remedies available to Holder under this Note or otherwise shall be cumulative, and no course of dealing between the Company and Holder or any delay or omission in exercising any power or right shall operate as a waiver thereof. The Company shall notify the Holder immediately in writing of the occurrence of any Event of Default, which notification shall include a summary of the material facts relating to such Event of Default and shall specify the date on which such Event of Default occurred.

3. Conversion. The outstanding principal amount of and any accrued but unpaid interest under this Note shall be convertible into capital stock of the Company as follows:

(a) Conversion on Change of Control. In the event of an acquisition of the Company or substantially all of its assets, the principal amount and all accrued interest then outstanding under the Note Shall become immediately due and payable or the common stock shall be converted. In the event of a change in control or an acquisition of the Company or substantially all of its assets and either (a) the Company shall have the first right to pay the greater of the full amount due or a minimum of $12,500 per month for the pro rated period in effect within 30 days after said change of control event or (b) if Company permits OmniPresence to Convert, OmniPresence may be allowed to convert its Note to common stock as part of such transaction at same valuation herein, the outstanding principal amount and accrued interest of this Note or a minimum amount pro rated at $12,500 per month for the pro rated period in effect shall be converted automatically, without any further act of the Company or its shareholders, into fully paid and nonassessable shares of Common Stock of the Company in lieu of repayment of all outstanding principal and accrued interest under this Note. Any such conversion shall be deemed to occur at the close of business on either the date of Conversion. The number of shares of Common stock issuable upon conversion under this paragraph shall be determined by dividing the outstanding principal balance plus all accrued and unpaid interest hereunder through the Conversion date by either (i) the same equity valuation as change of control occurred (the "Default Conversion Price") or (c) Notwithstanding full payment of the Note and permitted conversion, if OmniPresence is restricted by the Company's change of control transaction said Note shall be due immediately and OmniPresence shall be entitled to penalty increase equal to 125% of the face value of the outstanding balance of the unconverted unpaid Notes or a minimum amount pro rated at $12,500 per month for the pro rated period in effect.

(b) Default Mandatory Conversion. In the event that the conditions to change of control conversion into Common Stock pursuant to paragraph (a) above are not satisfied during the period between the date of this Note and Maturity, then the outstanding principal amount and accrued interest of this Note or a minimum amount pro rated at $12,500 per month for the pro rated period in effect shall be converted automatically, without any further act of the Company or its shareholders, into fully paid and nonassessable shares of Common Stock of the Company in lieu of repayment of all outstanding principal and accrued interest under this Note. Any such conversion shall be deemed to occur at the close of business on the date of Maturity. The number of shares of Common stock issuable upon conversion under this paragraph shall be determined by dividing the outstanding principal balance plus all accrued and unpaid interest hereunder through the Maturity date by current market price per share as traded in the public market or if not traded the most recently completed deal where share price has been determined by third party (the "Default Conversion Price").

(c) Note Holder Conversion. The Note Holder may elect at any time to convert the outstanding principal amount and accrued interest of this Note, without any further act of the Company or its shareholders, into fully paid and nonassessable shares of Common Stock of the Company in lieu of repayment of all outstanding principal and accrued interest under this Note. Any such conversion shall be deemed to occur on the notice date and Company shall issued stock within 3 business days. The number of shares of Common stock issuable upon conversion under this paragraph shall be determined by dividing the amount Note Holder desires to convert which shall be subtracted from the grid on Exhibit A hereunder through the Notice date by current closing market price per share as traded in the public market or if not traded the most recently completed deal where share price has been determined by third party (the "Note Holders Conversion Price").

Holder to have Registration Rights upon Conversion. In connection with any mandatory conversion of this Note into Common Stock, the Company shall ensure that the Holder is made a party, on the same basis as other investors to any registration rights agreement, investors rights agreement, shareholders agreement, or other agreements setting forth the rights being granted to such investors in connection future Offering or upon expiration of 144 restrictions.

(d) Mechanics of Conversion.

(i) Upon conversion of this Note under paragraph 3(a) or 3(b) above, all amounts due and owing under this Note shall be converted automatically, without any further action by the Holder and whether or not this Note is surrendered to the Company, into fully paid and nonassessable shares of Common Stock, which shall be deemed issued and outstanding for all purposes from and after the time of such conversion as specified in paragraph 3(a) or 3(b) above. As promptly as possible after such conversion, the Company shall issue to the Holder a certificate representing the number of shares of Common Stock, as applicable, issuable upon such conversion in accordance with the terms of this Note (the shares actually issuable hereunder being referred to as the "Conversion Shares") and a cash payment in lieu of any fractional share otherwise issuable upon such conversion, in accordance with paragraph 3(e) below; provided, however, that the Company shall not be obligated to issue to the Holder such certificate or check unless and until this Note, or an appropriate affidavit of loss, is delivered to the Company.

(ii) In the event of any conversion of this Note under this Section 3, the person in whose name the certificate for Conversion Shares is to be issued shall be deemed to have become a holder of record of such Conversion Shares on the date as of which conversion is deemed to occur as specified in paragraphs 3(a) and 3(b) above, as the case may be.

(iii) Whichever of the higher Conversion Price or the Default Conversion Price is the conversion price at which this Note is actually converted under this Section 3 shall be referred to herein as the "Note Conversion Price".

(e) Fractional Shares. No fractional Conversion Shares or scrip shall be issued upon conversion of this Note. Instead of any fractional Conversion Shares that would otherwise be issuable upon conversion of this Note, the Company shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the price at which the Note was converted, as applicable.

(f) Stock Dividends, Splits and Combinations. If the number of shares of the class of capital stock of the Company issuable upon conversion of this Note outstanding at any time after the date of issuance of this Note (the "Issue Date") is increased by a stock dividend or other distribution payable in shares of such stock or by a subdivision, split-up or reclassification of outstanding shares of such stock, then immediately after the record date fixed for the determination of stockholders entitled to receive such stock dividend or the effective date of such subdivision, split-up or reclassification, as the case may be, the Conversion Price or the Default Conversion Price, as applicable, shall be reduced appropriately so that the Holder shall be entitled to receive the number of Conversion Shares that it would have owned immediately following such action had this Note been converted immediately prior thereto. If the number of shares of the class of capital stock of the Company issuable upon conversion of this Note outstanding at any time after the Issue Date is decreased by a combination or reclassification of the outstanding Conversion Shares, then, immediately after the effective date of such combination or reclassification, the Conversion Price or the Default Conversion Price, as applicable, shall be increased appropriately so that the Holder shall be entitled to receive the number of Conversion Shares that it would have owned immediately following such action had this Note been converted immediately prior thereto.

(g) Certain Adjustments. The Note Conversion Price shall be adjusted up or down, as the case may be, to take into account any stock split, combination, stock dividend, recapitalization or similar event after the date hereof with respect to the Company's common stock or any other class of capital stock of the Company in order that the number of shares of Common Stock, as applicable, issuable upon conversion of this Note and the number of shares of the Company's Common Stock issuable upon conversion of the Common Stock, as applicable, issuable upon conversion of this Note will not be adversely or positively affected by any such event.

(h) Capital Reorganization or Reclassification. If the Conversion Shares shall be changed into the same or a different number of shares of any class or classes of stock or other property, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above), then in each such event the Holder shall have the right thereafter to convert this Note into the kind and amount of shares of stock and other securities and property that would have been receivable upon such reorganization, reclassification or other change in respect of the number of Conversion Shares into which this Note could have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

(i) Merger or Consolidation. Subject to the terms of Section 2(i) above, if at any time or from time to time there shall be an acquisition of the Company by another entity by means of merger, consolidation or otherwise, resulting in the exchange of the outstanding Conversion Shares for securities or consideration issued or caused to be issued by the acquiring entity or any of its affiliates, then, as a part of such acquisition, provision shall be made so that the Holder shall thereafter be entitled to receive, upon conversion of this Note, the number of shares of stock or other securities or property of the acquiring corporation resulting from such acquisition to which the Holder would have been entitled if the Holder had converted this Note immediately prior to such acquisition. In any such case appropriate adjustments shall be made in the application of the provisions of this Section 3(i) with respect to the rights of the Holder after such acquisition to the end that the provisions of this Section 3(i) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

(j) Notice to Holders. In the event the Company shall propose to take any action of the type described in Sections 3(f), (g), (h), or (i), the Company shall give notice to the Holder, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price or the Default Conversion Price, as applicable, and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of this Note. In the case of any action that would require the fixing of a record date, such notice shall be given at least fifteen (15) days prior to the date so fixed, and in case of all other action, such notice shall be given at least twenty (20) days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(k) Costs. The Company shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of Conversion Shares upon conversion of this Note; provided, however, that the Company shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the Holder.

(l) Reservation of Shares. The Company shall take all necessary action to reserve, and shall reserve at all times so long as any principal amount under this Note remains outstanding, free from statutory or contractual preemptive rights, out of its authorized but unissued capital stock, solely for the purpose of effecting the conversion of this Note, sufficient shares of Common Stock to provide for conversion of the Conversion Shares into Company Common Stock.

(m) No Impairment. The Company will not, by amendment of its Amended and Restated Articles of Incorporation or through any reorganization, transfer of assets, issuance or sale of securities or otherwise, avoid or seek to avoid the observance or performance of any of the terms of this Section 3 or the other provisions of this Note and will at all times in good faith assist in the carrying out of all provisions hereof and in the taking of all actions as may be necessary in order to protect the conversion and other rights of the Holder hereunder against impairment.

4. Assignment. Subject to the restrictions on transfer described in Section 6 below, the rights and obligations of the Company and the Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

5. Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Holder. Any amendment, waiver, modification or consent entered into pursuant to this Section 5 shall be effective only in the specific instance and for the specific purpose for which it was given.

6. Transfer of this Note. The Holder understands that the Company will instruct any transfer agent not to register the transfer of this Note (or the Conversion Shares issued upon conversion of this Note) unless the conditions specified in the legend set out in all capital letters at the top of this Note are satisfied.

7. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery; upon confirmed transmission by telecopy or telex if sent during normal business hours of the recipient (or if not, on the next business day of the recipient); three days after deposit with the United States Post Office, by registered or certified mail, postage prepaid; or otherwise upon delivery by hand or by messenger or one day after deposit with a nationally recognized courier service, addressed (a) if to Holder, to the Holder's address as set forth below, or to such other address as such Holder shall have furnished to the Company in writing, or (b) if to the Company, if to the Company, one copy shall be sent to Cell-nique Corporation, PO Box 1131 Weston, CT 06883 Attention: Dan Ratner, President, or to such other addresses as the Company shall have furnished to the Holder.

8. No Rights of a Shareholder. Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or consent or to receive notice as a shareholder in respect of meetings of shareholders for the election of directors of the Company or any other matters or any rights whatsoever as a shareholder of the Company prior to the time that this Note is converted into Conversion Shares pursuant to Section 3.

9. Governing Law. The Agreement shall be governed by, and construed under, the laws of the State of Connecticut.

10. Collection Costs. The Company shall pay on demand all reasonable costs and expenses, including without limitation reasonable fees and expenses of counsel, incurred by Holder in connection with enforcement of its rights under this Note.

11. Lost, Stolen or Mutilated Note. If this Note is lost, stolen, mutilated or destroyed, the Company will, on such reasonable terms with respect to indemnity or otherwise as it may in its discretion impose, issue a new note of like denomination, tenor, and date as this Note. Any such new note shall constitute an original contractual obligation of the Company, and the lost, stolen, mutilated or destroyed, as applicable, Note shall be null and void.

12. Counterparts. This Note may be executed in counterparts, each of which shall be enforceable against the party actually executing such counterpart, and which together shall constitute one instrument.

SIGNATURE PAGE TO FOLLOW

CONVERTIBLE PROMISSORY NOTE

This Note has been executed and delivered as of the date first above written.

COMPANY: Cell-nique Corporation

By ______________________________
Dan Ratner, President

ACCEPTED AND AGREED:

HOLDER: OmniPresence Holdings, LLC

By _______________________, Title ______________________________

Address:
12 Executive Ct., Suite 1
South Barrington, IL 60010